UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2015

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

184 Shuman Blvd., Ste. 420, Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2015, General Employment Enterprises, Inc. (the "Company") and Mr. Andrew J. Norstrud, the Company's Chief Financial Officer, entered into an amendment (the "Amendment") to the Employment Agreement dated as of March 29, 2013 by and between the Company and Mr. Norstrud (the "Employment Agreement"). Pursuant to the terms of the Amendment, Mr. Norstrud's term of employment was extended to March 29, 2017. All of the other terms and conditions of the Employment Agreement remain the same.

A copy of the Amendment is attached hereto as Exhibit 10.1. The description of the Amendment contained in this Current Report on the Form 8-K is qualified in its entirety by reference to Exhibit 10.1.

Item 8.01 Other Event.

As previously disclosed, on July 22, 2015, the Company entered into an Underwriting Agreement with Roth Capital Partners, LLC (the "Representative"), as the representative of the several underwriters identified therein (collectively, the "Underwriters") relating to a public offering (the "Offering") of 11,200,000 shares of the Company's common stock, no par value (the "Common Stock"), at a price of $0.70 per share. In addition, the Company granted the Representative an option, exercisable for 30 days, to purchase up to an additional 1,680,000 shares of Common Stock to cover over-allotments, if any.

On July 27, 2015, the Company closed the Offering for net proceeds of approximately $7.2 million after deducting the underwriting discount and estimated offering expenses payable by the Company.

On July 27, 2015, the Representative partially exercised its over-allotment option to purchase an additional 1,260,000 shares of Common Stock. On July 28, 2015, the Company closed the over-allotment option for the net proceeds of approximately $820,000 after deducting the underwriting discount payable by the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	The Amendment to the Employment Agreement by and among the Company and Mr. Andrew J. Norstrud, effective as of July 24, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: July 28, 2015	By:	/s/ Andrew J. Norstrud
Andrew J. Norstrud
Chief Financial Officer